UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2007

MDI, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-9463	75-2626358

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10226 San Pedro Avenue San Antonio, Texas	78216
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (210) 582-2664

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                Entry into a Material Definitive Agreement.

On August 7, 2007, MDI, Inc. (“MDI”) and Ridgemont Investment Group LLC (“Ridgemont”), executed a Consent to Assignment of and Amendment to Stock Purchase Agreement (the “Agreement”) pursuant to which Ridgemont agreed to subscribe for and purchase from MDI, on or before October 15, 2007 (“Closing Date”), 5,306,122 registered common shares of MDI (the “Shares”) for the following consideration (“Purchase Price”): (a) in exchange for 2,000,000 of the Shares, $2,600,000 shall be paid to MDI by wire transfer, or other immediately available funds acceptable to MDI, to an account to be designated by MDI; and (b) in exchange for 3,306,122 of the Shares, Ridgemont shall assign and convey to MDI the property consisting of that certain tract of real property, located in the City of San Antonio, County of Bexar, State of Texas, and all other improvements, fixtures, personal property, rights, plans, leases, etc. more particularly described in Exhibit "B" to the Agreement. The Property consists of a two-story, 32,000 square foot building, where MDI occupies the top floor consisting of 16,000 feet, as well as two other buildings bringing the total footage to 50,000 (“Property”). The Property is valued at approximately $9.5 million and is subject to a $5.5 loan secured only by the Property, there being no personal liability to the maker of the note. Closing is subject to MDI assuming this loan and the parties concluding other agreements typical of a commercial real estate transaction. The agreement reached with Ridgemont replaces the one that MDI made on June 21, 2007 to acquire 50% of Data Rose Limited Partnership, the partnership that owns the offices MDI formerly occupied at 9725 Datapoint. That agreement has been terminated with no liability to either party.

The Shares paid for and deliverable to Ridgemont have been registered for resale with the Securities & Exchange Commission. MDI shall cause its transfer agent to issue a stock certificate(s) evidencing the ownership of the Shares paid for as soon as practical after receipt by MDI of payment of the applicable portion of the Purchase Price.

Item 1.02                                Termination of a Material Definitive Agreement.

On August 6, 2007, MDI and the partners in Data Rose Limited Partnership agreed to terminate the agreement between them entered into on June 21, 2007 pursuant to which MDI would have acquired a 49.9% interest in the partnership, the owner of a 204,000 square foot building situate at 9725 Datapoint Drive in San Antonio, Texas. No consideration exchanged hands and there are no future obligations or liabilities owed as a result of the termination.

Item 8.01                                Other Events.

On August 8, 2007, MDI issued the press release attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01                                Financial Statements and Exhibits.

Exhibits:  The following exhibit is being filed herewith:

99.1                      Press Release issued by MDI dated August 8, 2007.

The information contained in this Current Report shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into a filing under the Securities Act of 1933, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

August 11, 2007	MDI, Inc.

By: /s/ Richard A. Larsen
Richard A. Larsen
Senior Vice President, General Counsel and Secretary